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                                                                       EXHIBIT 5



                  [MASLON EDELMAN BORMAN & BRAND LETTERHEAD]




                                                                October 28, 1996





96-1303

Osmonics, Inc.
5951 Clearwater Drive
Minnetonka, MN  55343-8995

Ladies and Gentlemen:

        We have acted on behalf of Osmonics, Inc., a Minnesota corporation (the "Company") in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") originally filed by the Company with the Securities and Exchange Commission on October 9, 1996. File No. 333-13743, relating to the registration under the Securities Act of 1933, as amended, of 721,625 shares of the Company's Common Stock, no par value, which will be offered and sold by certain shareholders of the Company.

        Upon examination of such corporate documents and records we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

        1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

        2. The Shares have been duly authorized, and when issued as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the references to our firm under the heading "Legal Matters" in the Registration Statement.


                                  Very truly yours,


                                  Maslon Edlemqn Borman & Brand
                                    a Professional Limited Liability Partnership